More Oil From Yesterday’s Wells INVESTOR PRESENTATION March 2014

# Forward Looking Statements and Tender Offer Information

**Forward-Looking Statements**

This presentation contains forward-looking statements. Words such as "believe," "expect," "anticipate," "project," "target," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. Forward-looking statements relating to the proposed transaction discussed below include, but are not limited to: statements about the benefits of the proposed business combination ("Business Combination") involving Infinity Cross Border Acquisition Corporation ("Infinity Corp.") and Glori Energy Inc. ("Glori," "we," "our" or "us"), including future financial and operating results; Infinity Corp.'s and Glori's plans, objectives, expectations and intentions; the expected timing of completion of the Business Combination; and other statements relating to the Business Combination that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the Business Combination, such risks and uncertainties include, among many others: (i) the risk that more than 4,750,000 Ordinary Shares (as defined below) will be validly tendered and not properly withdrawn prior to the expiration date of the Share Tender Offer (as defined below) which would then cause Infinity Corp. to (a) be unable to satisfy the conditions of the Business Combination, (b) be unable to consummate the Business Combination and (c) withdraw the Share Tender Offer; (ii) the risk that governmental and regulatory review of the documents for the Share Tender Offer and the Warrant Tender Offer (as defined below) may delay the Business Combination or result in the inability of the Business Combination to be consummated by April 25, 2014 and the length of time necessary to consummate the proposed Business Combination; (iii) the risk that a condition to consummation of the Business Combination may not be satisfied or waived; (iv) the risk that the anticipated benefits of the Business Combination may not be fully realized or may take longer to realize than expected; (v) the risk that any projections, including earnings, revenues, expenses, margins, or any other financial items are not realized; (vi) the ability to list and/or comply with Nasdaq's continuing listing standards, including having the requisite number of round lot holders or stockholders; and (vii) the risk that the combined company's operations may be negatively impacted by such factors as: (a) competition and competitive factors in the markets in which Glori operates; (b) the expected cost of recovering oil using the AERO System; (c) demand for Glori's AERO System and expectations regarding future projects; (d) adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; (e) plans to acquire and develop additional non-producing end of life oil fields and low-producing late-life oil fields and the availability of debt and equity financing to fund any such acquisitions; (f) the percentage of the world's reservoirs that are suitable for the AERO System; (g) the advantages of the AERO System compared to other enhanced oil recovery methods; and (h) Glori's ability to develop and maintain positive relationships with its customers and prospective customers. These risks, as well as other risks associated with the Business Combination, are more fully discussed in the Schedule TO and related documentation and related registration statement that have been filed with the Securities and Exchange Commission ("SEC") in connection with the Share Tender Offer and related transactions as the same may be amended from time to time. Additional risks and uncertainties are identified and discussed in Infinity Corp.'s reports filed or to be filed with the SEC and available at the SEC's website at http://www.sec.gov. Forward-looking statements included in this report speak only as of the date of this report. Infinity Corp. and Glori undertake and assume no obligation, and do not intend, to update the forward-looking statements, except as required by law.

**Important Information about the Tender Offers**

The tender offer to purchase Infinity Corp.'s ordinary shares, no par value per share (the "Ordinary Shares") by Infinity Corp. (the "Share Tender Offer") and the tender offer for Infinity Corp.'s warrants (the "Warrant Tender Offer," and collectively with the Share Tender Offer, the "Tender Offers") by certain of Infinity's sponsors including Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P., and Infinity I-China Fund (Israel 3), L.P. (collectively, the "Infinity Funds"), described in this presentation are being made by Infinity Corp. and the Infinity Funds, respectively, and will be made only by means of Schedule TO's (including offers to purchase, related letters of transmittal and other offer documents), which Infinity Corp. and the Infinity Funds, respectively, have filed with the SEC as the same may be amended from time to time. The description of any aspect of the Tender Offers in this presentation is not an offer to buy or the solicitation of an offer to sell securities. The Schedule TO's and related documentation on the Tender Offers and the Business Combination as well as the interests of Infinity Corp.'s officers, directors, sponsors and affiliates and of EarlyBirdCapital, Inc. ("EBC"), the managing underwriter of Infinity Corp.'s initial public offering, in the successful consummation of the Business Combination should be read carefully and considered before any decision is made with respect to the Tender Offers. These materials will be sent free of charge to all shareholders and warrantholders of Infinity Corp. when available. In addition, all of these materials (and all other materials filed by Infinity Corp. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by Infinity Corp. and the Infinity Funds by directing a request to Morrow & Co., LLC, Infinity Corp.'s information agent, at 470 West Avenue, 3rd Floor, Stamford, CT 06902, inxb.info@morrowco.com. **Shareholders and warrantholders of Infinity Corp. are urged to read the documents for the Tender Offers and the other relevant materials as the same may be amended from time to time before making any investment decision with respect to the Tender Offers because such documents and materials will contain important information about the Tender Offers and the Business Combination.**

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Confidential Agenda 2 Glori Energy Overview INXB / Glori Energy Combination Appendix

Confidential Glori Energy Overview 3

Confidential Opportunity Overview 4 Glori Energy is an energy technology company that deploys its proprietary biotechnology to enhance recovery of oil from producing reservoirs 2/3 of discovered oil remains in the reservoir after using today’s conventional oil and gas development technologies 2.4 trillion barrels of unrecovered reserves (1) A reverse merger with INXB will provide incremental capital to facilitate oil field acquisition opportunities _____________________ (1) Source : EIA International Energy Annual Report 2006 . Glori Energy technology can improve cash flow by 80% with just a 30% increase in production

Confidential Investment Highlights 5 Compelling Unit Economics ▪ Demonstrated 60 - 100% growth in oil production after 6 months of AERO TM implementation ▪ Enhanced Oil Recovery (EOR) technology with estimated recovery of an additional 9 - 12% of the Original Oil in Place (OOIP) ▪ Potential for increase in cash flows of +80% in Year 5 with AERO TM technology Proven & Proprietary Technology ▪ Proprietary AERO TM technology built on over 25 years of R&D ▪ Strong IP position with 2 patents assigned, 5 patent applications and 3 patents licensed ▪ Irrevocable royalty - free license granted by Statoil, an industry - leading multinational energy company present in 30+ countries Experienced Management, Board, Advisors & Investors ▪ Experienced management team with a proven track record ▪ Seasoned board members and advisors equipped to provide thought leadership ▪ Blue - chip investor base from leaders in the Energy industry Robust Acquisition Pipeline Generating Attractive Returns ▪ Substantial and growing pipeline of potential domestic oilfield acquisitions ▪ Acquisition growth strategy that captures rapidly growing / recurring revenues and cash flow ▪ Expected increase in ROI to >25% Large & Growing Market for Services ▪ > 1 trillion barrels of oil potentially available ▪ $65+ trillion value at $85 / barrel oil ▪ 8 billion barrels of annual production from candidate reservoirs worldwide

Confidential Experienced Management Team 6 STUART PAGE CEO MBA Harvard Business School BA, MA, Oxford University VICTOR PEREZ CFO MBA University of Texas BA Economics, Virginia Tech TOM HOLLAND SVP Acquisitions & Production BBA Petroleum Land Management, University of Oklahoma MICHAEL PAVIA CTO PhD Organic Chemistry, Penn BUD BIERHAUS SVP Business Development BS Civil Engineering, Purdue KEN NIMITZ SVP Operations MBA Duke University BA Mechanical Engineering, MIT VASTAR Westwin Energy Petrus Exploration

# Expert Board, Advisors and Investors

| Board of Directors | |
|---|---|
| Chevron | **Mark Puckett**<br>Former President,<br>Chevron Energy Technology |
| DuPont, Monsanto | **Ganesh Kishore**<br>Former Chief Biotechnology Officer (DuPont)<br>Former Chief Biotechnologist (Monsanto) |
| Dynegy, NATCO | **John Clarke**<br>Former EVP and CFO (Dynegy)<br>Former Chairman and CEO (NATCO) |
| Hicks Holdings | **Thomas Hicks**<br>Chairman and CEO |
| Sony | **Michael Schulhof**<br>Former CEO of Sony America,<br>Sony Media and Entertainment |

| Science Advisory Board | |
|---|---|
| accenture, ConocoPhillips | **Dr. Stephen Brand**<br>Global Energy Board (Accenture)<br>Former SVP, Technology (ConocoPhillips) |
| ASMacademy | **Dr. Kenneth Nealson**<br>Fellow |
| Malaysian Life Sciences Capital Fund | **Dr. Ganesh Kishore**<br>CEO |
| Statoil | **Egil Sunde**<br>Senior Scientific Advisor |
| Synthetic Genomics | **Dr. Thomas Ishoey**<br>VP, Product and Technology Development |

## Selected Investors [(1)]

KPCB · GE · NRG · ConocoPhillips

(1) Partial list of the Company's current investor base.

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Confidential Proven and Proprietary Technology 8 Recognized by the Industry Glori Energy Ownership of Jointly Developed IP Statoil ASA ( OB: STL) • International public energy company with ~$78.7 billion market capitalization (1) • Winner of the National Petroleum Directorate IOR award in 2001 Deployment at Norne field anticipated to increase production by up to 30 million barrels over the life of the field Glori Energy / Statoil strategic partnership facilitates an accelerated technology development cycle to optimize biotech - based EOR Glori Energy scientists build on over 25 years of Statoil R&D. Additional contribution from Biotopics (Argentina), TERI (The Energy Research Institute), (India) and Winogradsky Institute of Microbiology (Russia) All required IP owned or controlled by Glori Energy Perpetual Irrevocable Royalty - Free License _____________________ (1) Source: Capital IQ as of close on January 13, 2014.

Confidential Low Incremental Cost per Barrel Production Output Production Cost Total Cost: $70 Average Cost / Bbl: $35.00 Post - AERO™ Technology Production Output Production Cost Total Cost: $70 + $6 = $76 Average Cost / Bbl: $25.33 Injection well with AERO™ technology New water pathways Newly dislodged oil New water flow Sand grains Microbial nutrients _____________________ Source: Company data. 9 Pre - AERO™ Technology Sand grains Trapped oil Water pathway Injection well

Confidential AERO TM Demonstrated Results 10 1 10 100 1,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 550,000 Daily Average Oil Production (bbls/day) Cumulative Oil Production (bbls) Test Oil Rate Pre AERO Oil Forecast Post Aero Oil Rate Decline Fit Waterflood without AERO TM System AERO TM System Active Well Test Analysis – Company A Test Oil Rate Pre AERO Oil Forecast Post AERO Oil Rate Decline Fit _____________________ Source: Company generated data.

Confidential Model Return Potential A Pre - AERO Production B Projected Production without AERO C Incremental Production due to AERO Today Time Economic Limit Barrels of Oil per Day Log Scale A B C AERO Start Projected Original Oil Projected Additional Oil 11 Post - AERO Start Comparative Production: Production without AERO: B = 1,500 Mbbls Production due to AERO: B + C = 3,300 Mbbls Illustrative Impact of AERO TM Technology B = 1,500 Mbbls C = 1,800 Mbbls _____________________ Source: Company estimates for illustrative purposes only.

Confidential $92 $80 $50 $32 $6 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 Non-OPEC Marginal Cost Fracking / Horizontal Drilling Mainstream EOR USA AERO Proven Results: The AERO TM Advantage 12 Data aggregated from 9 responding wells in 4 projects Data ignores natural decline Includes only projects with 6 months of AERO data _____________________ (1) Source: Company data. (2) Source: Mackenzie, Kate. “Marginal Oil Costs are Heading Towards $100/barrel.” FT Alphaville , May 2, 2012. http ://ftalphaville.ft.com/2012/05/02/983171/marginal - oil - production - costs - are - heading - towards - 100barrel /. (2) 0 50 100 150 200 250 300 6 Months Pre AERO 6 Months AERO Oil Production Rate ( bopd ) Average of All Wells Impact of AERO on Oil Production (1) Estimated Production Costs Per Barrel ($ / bbl ) 62% Production Growth

Confidential Growing Pipeline of AERO TM Projects 13 North America Europe Russia/ Caspian Middle East Latin America Africa Asia Pacific Current operations Near - term expansion areas

Confidential Oil Assets Acquisition Strategy 14 What • Acquire mature producing fields that conform to AERO™ screening criteria • Upgrade, re - engineer and deploy AERO™ technology to increase production and upgrade reserves Why • Capture 100% of AERO™ - related production and increase in reserves upside • Enhanced returns using operating leverage • Result is a growing portfolio of producing properties, each with predictable revenue and cash flow streams, acquired at prices far below the value of the properties after the introduction of the AERO™ process

Confidential Coke + Quitman Fields • Current production of 500 bopd net, from 28 wells • Estimated 19 years reserves to production ratio • 3 producing horizons - Paluxy , Sub - Clarksville, Young. • Proved Developed Producing reserves of approximately 1.7 MM Boe . Additional Proved Undeveloped reserves potential. • Experienced operations personnel retained • Well suited to benefit from AERO implementation Coke Paluxy Formation – Main Aero Target • Anticline Structure • 1200 Acres • 73 mmbbl OOIP • Sandstone with good permeability Coke Field Acquisition (closed March 14, 2014) 15 Coke Paluxy Structure Map:

Confidential Coke Field Projected Economics 16 Assumptions _____________________ (1) Compares projected base production (PDP reserves) to projected base production after AERO. Does not include other proved unde vel oped reserves. (2) Includes development of conventional Proved Undeveloped Reserves and AERO full field implementation. (3) Multiple of Invested Capital (MOIC) calculated based on the ratio of cumulative cash flows to the initial equity investment. ($ in millions) Cash Acquisition Cost: $38.0 Oil Price: $90 flat Initial Base Production: 500 Boe / day AERO Start: AERO field - wide implementation in Q4 2014 completed 1H 2015 Year 5 Exit EBITDA Multiple: 4.5x Projected Base Production (1) Projected with AERO (1) AERO & PUD Development (2) Year 1 – 5 Projected Cumulative Operating Metrics Net Production (Mbbls) 640 1,002 1,194 Revenue $52.8 $85.4 $102.4 EBITDA $28.6 $58.6 $72.3 Acquisition Returns Analysis with AERO Production MOIC (3) 1.2x 3.3x 4.0x Projected IRR (Unlevered) 7.6% 38.5% 42.8%

Confidential Illustrative Potential Build - up From Acquisitions (1) 17 Acquisition Build - up Terms / Assumptions _____________________ (1) Illustrates potential financial outcome assuming illustrative acquisition example can be duplicated with three acquisitions p er year spaced 4 months apart. ($ in millions) $27 $74 $124 $171 $215 $17 $47 $81 $113 $144 $0 $75 $150 $225 Year 1 Year 2 Year 3 Year 4 Year 5 Revenue EBITDA 3 Acquisitions per year from 2014 - 2018 Acquisition Cost: $42.5 Initial Production: 500 bls per day Oil Price: $85 Base LOE: $25 / Bbl AERO LOE: $6 / Bbl AERO Uplift: 30% AERO Start: 12 months after acquisition AERO Decline Rate: 5% Year 1 Year 2 Year 3 Year 4 Year 5 Pro forma average daily production (Bbls) 876 2,371 3,976 5,504 6,955 Pro forma base production (Bbls) 319,675 780,738 1,230,157 1,651,256 2,054,158 Uplift production (Bbls) – 84,583 225,220 357,863 484,366 Total production (Bbls) 319,675 865,321 1,455,377 2,009,119 2,538,524 Revenue $27,172 $73,552 $123,707 $170,775 $215,775 Lease operating expense 9,134 22,887 36,692 49,633 62,012 Severance taxes 1,250 3,383 5,691 7,856 9,926 EBITDA $16,789 $47,282 $81,325 $113,287 $143,837 Summary Overview

# Acquisition Target Development

## Deal Flow

- Acquisition strategy focuses on pro-actively identifying properties that fit screening criteria for AERO deployment and making unsolicited offer to purchase
- Suitable candidates identified through reservoir up, detailed data analysis project
  - Attribute based acquisition target lists developed for East Texas, Illinois and DJ Basin
  - Focused deal generation team commissioned for DJ Basin
- **> 200 actionable prospects under review in three basins**

## Target Prospect Generation

- 12 months "reservoir up" data research and analysis
- Developed attribute based list of potential acquisition targets based on gross reservoir parameters
  - Data sources: IHS, Drillinginfo, TRRC, BEG, other public and proprietary data sets
  - Academic papers and geological analyses
  - Consultants with localized knowledge and experience
  - Google searches
- Screening based on critical parameters
- Interpretations and analytics offshored to allow high volume throughput
- High-grade list and assess / interpret via internal resources

## Current Preliminary Diligence

- Additional acquisitions under review
  - Two fields in Texas with total production of 600 bopd
  - Multiple "Phoenix" opportunities in DJ Basin, East Texas and Illinois Basin
  - Fields cumulatively represent >200MMBO OOIP

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Confidential INXB / Glori Energy Combination 19

Confidential Transaction Overview 20 Summary Glori Energy to become publicly traded upon reverse merger with Infinity Cross Border (Nasdaq: INXB) Total enterprise value of $222.4mm and equity value of $255.2mm (for combined companies) $62.1mm of cash (assuming no redemptions) and $29.3mm of debt Existing INXB public shareholders have the right to redeem their shares at $8 per share prior to the close of the merger Committed Sponsor Investments Hicks Holdings LLC and Infinity Equity (INXB sponsors) have committed to a private investment of $8.5mm to $17.0mm Hicks Holdings is led by Tom Hicks, who will be actively involved as a board member Infinity Equity is a cross border Private Equity Fund Use of Cash and Proceeds Cash will be used to acquire oil producing assets and expand services contracts Timing Closing: Early April 2014

Confidential Implied Enterprise Value (for combined companies) $222.4__ Pro Forma Net Debt (1) (32.8)__ Pro Forma Equity Value ($8.00 times pro-forma shares) 255.2__ Shares Outstanding (2) 31.9__ Implied Share Price $8.00__ Transaction Terms Implied Valuation at Close Pro Forma Ownership (2) Implied Valuation Multiples at Close Capitalization Glori Energy 74.0% Public 18.0% Sponsor 8.0% _____________________ (1) Represents net debt balance immediately following close of transaction including $62.1mm of cash and $29.3mm of debt; $62.1mm of cash consists of $46.0mm existing SPAC cash (assuming no redemptions), $12.3mm of Glori Energy cash, and $6.5mm from PIPE investment , less $2.7mm of transaction fees. (2) Calculated based on total shares outstanding immediately following consummation of the reverse - merger. (3) Total shares and fully diluted shares include 100,000 shares to be issued upon conversion of underwriter purchase options. ($ in millions, except per share amounts) (Shares in millions) 21 Total Fully Shares Warrants Diluted Shares Glori Energy 23.5 - 23.5 Public 5.8 5.8 11.5 Sponsor 2.5 4.8 7.3 Total (3) 31.9 10.5 42.4 P/E EBITDA Multiple 2015 7.0 - 8.0x 3.0 - 4.0x

Confidential Balance Sheet – Financial Flexibility for Growth 22 Pro Forma Balance Sheet (in thousands): Cash and cash equivalents 62,060$ 32,560$ Total assets 106,208 76,708 Total current liabilities 10,806 10,806 Total long-term liabilities 22,519 22,519 Total stockholders' equity 72,883 43,383 Total liabilities and stockholders' equity 106,208$ 76,708$ Pro Forma (Assuming No Tender) Combined Pro Forma (Assuming Maximum Tender) As of December 31, 2013

Confidential Experienced Management, Board, Advisors & Investors Proven & Proprietary Technology Compelling Unit Economics Tomorrow’s Oil From Yesterday’s Wells Summary Highlights 23 Robust Acquisition Pipeline Generating Attractive Returns Large and Growing Market

Confidential FINANCIAL DISCLAIMER CERTAIN OF GLORI’S FINANCIAL INFORMATION AND DATA CONTAINED IN THIS PRESENTATION A RE UNAUDITED AND/OR WERE PREPARED BY GLORI AS A PRIVATE COMPANY AND DO NOT CONFORM TO SEC REGULATION S - X. FURTHERMORE, THEY INCLUDE CERTAIN FINANC IAL INFORMATION (EBITDA) NOT DERIVED IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”). ACCORDINGLY, SUCH INFORMATION A ND DATA WILL BE ADJUSTED AND PRESENTED DIFFERENTLY IN INXB’S TENDER OFFER DOCUME NTS AND FILINGS WITH THE SEC. GLORI AND INXB BELIEVE THAT THE PRESENTATION OF NON - GAAP MEASURES PROVIDES INFORMATION THAT IS USEFUL TO INVESTORS AS IT INDICATES MORE CLEARLY THE ABILITY OF GLORI TO MEET CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS A ND OTHERWISE MEET ITS OBLIGATIONS AS THEY BECOME DUE. 24 Financial Disclaimer

Confidential Appendix 25

Confidential The Initial Production Process 26 Initial oilfield production Waterflood recovery – initial Waterflood recovery – mature 1 2 3 Oil reservoir (porous sandstone) Production well Oil reservoir (porous sandstone) Injection well Production well Magnified view Sand grains Water pathway Trapped oil Injection well Production well Pathways Natural reservoir pressure reduces and recovery is aided by water forcing oil towards well bore • Sandstone is porous and permeable which allows for water/oil flow • Another 10 - 15% of original oil can be recovered Internal natural reservoir pressure forces oil toward well bore • 10 - 20 % of original oil is recovered Eventually water finds paths of least resistance to producer • Most injected water follows these paths and recovery greatly decreases

Confidential Implementing AERO TM Technology Activated Environment for Recovery of Oil 4 Micro Injection well with AERO Production well Pathways are blocked • Some of the oil, water and microbes join to form a microbial biomass which changes flow patterns at a reservoir’s pore - throat level during waterflooding • This causes some pathways to be blocked increasing oil recovery Trapped oil is freed • The interfacial tension of the oil/water interface is greatly reduced which helps free trapped oil 27 New water flow Newly dislodged oil New water flow Magnified view Blocked former pathways

# E&P Innovation Trends: The Path to Mass Adoption

| | R&D / Technology Innovation | First Mover Begins Adopting Technology | First Mover Employs Growth Strategy | Market Response to Mass Adoption |
|---|---|---|---|---|
| **Horizontal Drilling** ORYX ENERGIES | **1920:** Horizontal drilling first used to increase production | **1985:** Oryx Energy begins horizontal drilling | **1989:** Oryx Energy significantly expands horizontal drilling activities in South Texas region | **1990:** Success leads to a **$2 billion increase in market capitalization** in one year |
| **Fracking** Chesapeake | **1947:** Fracking first experimented by Stanolind Oil | **1994:** CHK applies fracking techniques to drive production in Texas | **2000:** CHK diversifies production strategy and expands fracking operations | **2006:** CHK **grows revenue 47x** from 2000 |
| **3D Seismic** NEWFIELD | **1963:** 3D seismic pioneered at research arm of large oil firm | **1990:** NFX begins using 3D seismic to aid production in Gulf of Mexico | **1995:** NFX expands significantly onshore, applying 3D seismic technology | **2001:** NFX **market capitalization grows at a 35.2% CAGR** from 1995 |
| **$CO_2$ EOR** Denbury | **1972:** First $CO_2$ EOR project initiated in West Texas | **1999:** DNR begins adopting $CO_2$ EOR project | **2001:** DNR pursues $CO_2$ EOR growth strategy via acquisition of oil fields | **2008:** DNR **grows market capitalization 14x** from 2001 |
| **Deepwater Drilling** | **1978:** Modern version of deepwater drilling is first pioneered off the Gulf of Mexico | **1993:** RDSA establishes world's deepest underwater drilling platform (Auger) | **1995:** RDSA continues investing in deepwater drilling operations setting water depth record | **2003:** RDSA **adds $130 billion in revenue** from 1995 |
| **MEOR** glori ENERGY | **1980:** MEOR (microbial enhanced oil recovery) developed from laboratory-based studies | **2009:** Glori enters into technology cooperation agreement with Statoil | **2014:** Glori begins growth strategy of acquiring and operating oil fields | **TBD** |

**Developed over Decades** — **Growth Strategy Implemented within Several Years** — **Rapid Commercialization**

Source: SEC Filings, company disclosures and Capital IQ as of January 24, 2014.
Note: Tickers are used for publicly traded companies: Chesapeake Energy (CHK), Denbury Resources (DNR), Newfield Exploration (NFX) and Royal Dutch Shell (RDSA).

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# Small Cap E&P Comparable Companies

*($ in millions, except per share amounts)*

| Company | Ticker | Share Price | Market Cap | Ent. Value | EBITDA Multiples 2013P | EBITDA Multiples 2014P | EBITDA Multiples 2015P | EBITDA Multiples 2016P | EBITDA Estimates 2013P | EBITDA Estimates 2014P | EBITDA Estimates 2015P | EBITDA Estimates 2016P |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Carrizo Oil & Gas Inc. | CRZO | $45.37 | $2,060.8 | $3,042.1 | 7.3x | 5.8x | 4.9x | 4.4x | $418.7 | $521.4 | $622.5 | $699.2 |
| Halcón Resources Corporation | HK | 3.77 | 1,563.0 | 4,567.1 | 7.1 | 5.9 | 4.9 | 4.1 | 641.0 | 769.6 | 924.6 | 1,115.4 |
| Magnum Hunter Resources Corp. | MHR | 7.37 | 1,260.0 | 2,582.6 | 16.8 | 9.9 | 8.1 | 6.8 | 153.8 | 261.9 | 317.9 | 379.0 |
| Rex Energy Corporation | REXX | 20.06 | 1,075.8 | 1,412.4 | 10.6 | 6.9 | 4.9 | 4.0 | 133.3 | 204.7 | 286.3 | 351.8 |
| Comstock Resources Inc. | CRK | 18.58 | 886.0 | 1,541.5 | 4.6 | 3.4 | 2.8 | 3.0 | 333.8 | 448.6 | 546.6 | 522.2 |
| Triangle Petroleum Corporation | TPLM | 8.97 | 768.0 | 966.8 | 7.8 | 4.5 | 3.1 | 2.6 | 123.7 | 214.9 | 307.0 | 379.1 |
| Approach Resources, Inc. | AREX | 19.41 | 757.4 | 981.9 | 8.0 | 5.4 | 4.4 | 2.8 | 122.3 | 181.9 | 221.3 | 351.1 |
| Swift Energy Co. | SFY | 13.88 | 602.3 | 1,722.6 | 4.7 | 4.4 | 4.3 | N/A | 370.2 | 395.8 | 398.4 | N/A |
| Forest Oil Corporation | FST | 3.72 | 432.5 | 2,045.7 | 6.4 | 8.2 | 6.9 | N/A | 322.1 | 248.7 | 297.3 | N/A |
| Abraxas Petroleum Corp. | AXAS | 3.39 | 313.5 | 419.2 | 8.0 | 6.2 | 6.3 | N/A | 52.7 | 67.3 | 66.7 | N/A |
| Callon Petroleum Company | CPE | 6.38 | 258.0 | 382.4 | 6.5 | 4.8 | 3.6 | N/A | 59.0 | 80.1 | 106.2 | N/A |
| **Mean** | | | | | **8.0x** | **5.9x** | **4.9x** | **3.9x** | | | | |
| **Median** | | | | | **7.3x** | **5.8x** | **4.9x** | **4.0x** | | | | |

Source: Capital IQ as of close on December 27, 2013.

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Confidential Summary Data: Total Daily Oil Production Type of Production Daily Oil Production (000’s barrels) Total Global Daily Oil Production (1) 74,644 Total U.S. Daily Oil Production (2) 7,753 Total U.S. Daily Oil Production of Waterflooded Secondary Recovery (3) 2,500+ Total U.S. Daily Oil Production from CO 2 EOR 234 Glori Energy’s Daily Oil Production Goal by 2018 7 _____________________ Source: Company data, EIA U.S. Energy Information Administration, University of Wyoming. Note: Quantities are actual barrels of oil (excluding oil equivalents). (1) Based on 2012 production. (2) Based on October 2013 data. (3) Based on July 2011 data. 30

Confidential Intellectual Property Patent Applications Filed • Systems and Methods of Microbial Enhanced Oil Recovery No 13/085308. Filed 4/12/11. In examination • Microbial Enhanced Oil Recovery Delivery Systems and Methods No 13/166382. Filed 6/22/11. In examination • Ultra Low Concentration Surfactant Flooding No 13/826827. Filed 3/14/13. In examination • Optimizing Enhanced Oil Recovery by the Use of Oil Tracers No 13/827639. Filed 3/14/13. In examination • Additional IP will be filed on an ongoing basis International • PCT , GCT, and Argentina originally filed • Individual country submissions for key AERO patent in: Canada, Russian Federation, Brazil, Oman, Azerbaijan, China, Kazakhstan, Mexico, Nigeria, United Arab Emirates, and United Kingdom Controlled IP • Statoil granted Glori Energy a perpetual, irrevocable, royalty free license to key IP including three U.S. patents. Jointly developed future IP is owned by Glori Energy • The Energy and Resource Institute (TERI) in New Delhi assigned two issued patents to Glori Energy, along with an exclusive license to advancements in the area of microbial enhanced oil recovery • Winogradsky Institute of Microbiology of the Russian Academy of Sciences is collaborating with Glori to develop a method of microbial enhanced oil recovery in carbonate reservoirs. IP generated will be owned by Glori Energy 31